

                                                                      Exhibit 11
                    SPACEHAB, INCORPORATED AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                Three Months             Six Months
                                             Ended December 31,      Ended December 31,
                                             1998       1997        1998         1997
                                        -----------  ----------- -----------  -----------
Net Income and Adjusted Earnings:
   Net income applicable to common
   shareholders used for basic
   computations                         $(1,851,607)  $5,726,775 $(1,438,394) $  72,637
                                        -----------  ----------- -----------  -----------
   Dilution adjustments:
   Savings in convertible note payable
    interest expense net of tax             775,867      797,063   1,551,734    797,063
                                        -----------  ----------- -----------  -----------
   Adjusted net income applicable to
    common shareholders assuming
    dilution                            $(1,075,740)  $6,523,838    $113,340  $ 869,700
                                        ===========  =========== ===========  ===========

Average number of shares of common
stock used for basic computation         11,176,651   11,149,789  11,172,507   11,148,830
                                        -----------  ----------- -----------  -----------
   Diluted adjustments (1):
      Weighted Average Shares and Share
       Equivalents Outstanding:
      Assumed exercise of options and
        warrants                            144,866      258,036     165,924      252,596
      Assumed conversion of
        convertible debt                  4,642,202    3,626,446   4,642,202    1,813,223
                                        -----------  ----------- -----------  -----------
Total number of shares assumed to be
   outstanding assuming dilution         15,963,719   15,034,271  15,980,633   13,215,581
                                         -----------  ----------- -----------  -----------
Earnings Common Per Share:
Income per common share:
   Income before extraordinary  item    $   (0.17)    $    0.51  $   (0.13)   $    0.01
   Extraordinary item                            -            -           -           -
                                        ===========  =========== ===========  ===========
   Basic                                $   (0.17)    $    0.51  $   (0.13)   $    0.01
                                        ===========  =========== ===========  ===========
   Income before extraordinary  item    $   (0.07)    $    0.43    $   0.01   $    0.07
   Extraordinary item                            -            -           -            -
                                        -----------  ----------- -----------  -----------
   Diluted (1):                         $   (0.07)    $    0.43    $   0.01    $    0.07
                                        ===========  =========== ===========  ===========

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(1) The assumed exercise of options and warrants and the conversion of convertible debt is anti-dilutive but are included in the calculation of dilutive earnings per share in accordance with Regulation S-K Item 601
    (a)(11).